Exhibit 10.2

UMB FINANCIAL CORPORATION

2016 LONG-TERM INCENTIVE COMPENSATION PROGRAM

2016 SERVICE-BASED RESTRICTED STOCK AWARD AGREEMENT

                                 , 2016

Pursuant to the UMB Financial Corporation 2016 Long-Term Incentive Compensation Program (the “Program”) established under the UMB Financial Corporation Long-Term Incentive Compensation Plan (the “Plan”), UMB Financial Corporation (the “Company”) hereby grants to [INSERT NAME], as a Participant in the Program (“You” or, as a possessive, “Your”),                     shares of Service-Based Restricted Stock as indicated in the “Notification of Grant Award” from Merrill Lynch Equity Award Services, with a Grant Date of                     , 2016 (the “Notification”). This Stock Award is effective only upon the electronic acknowledgement and acceptance of the Stock Award by You and is subject to all of the terms and conditions of this 2016 Service-Based Restricted Stock Award Agreement (the “Agreement”), the Plan, and the Program (collectively, the “Restricted Stock Documentation”). The Plan and the Program are incorporated in their entirety here by this reference. The Restricted Stock Documentation may be viewed, printed, and accepted by You through the website www.benefits.ml.com and are agreed to by You. Without limiting any other provision herein, You expressly acknowledge that Section 7 of the Program and other provisions of the Restricted Stock Documentation authorize the Compensation Committee and the Company, under the circumstances stated therein, to “claw back” or otherwise reclaim or recover all or a portion of the Restricted Stock referenced in this Agreement or its cash equivalent. Each term used but not otherwise defined in this Agreement has the meaning set forth in the Program or, if not defined there, in the Plan.

1. Service-Based Restricted Stock

a) Dividends and Distributions on Service-Based Restricted Stock. Any cash dividends or distributions on unvested Service-Based Restricted Stock will be used to purchase additional shares of Company Stock pursuant to the Company’s dividend reinvestment plan, and any Company Stock so purchased will be subject to the same rights, restrictions, and provisions applicable to the Service-Based Restricted Stock upon which such cash dividends or distributions were paid.

b) Service-Based Restricted Stock Vesting Schedule. Subject to the terms and conditions of the Restricted Stock Documentation, You will vest in the shares of Service-Based Restricted Stock in accordance with the following vesting schedule:

Prior to two (2) full years of Continuous Service measured from the Grant Date, You will be vested in 0% of the shares of the Service-Based Restricted Stock.

Upon two (2) full years of Continuous Service measured from the Grant Date, You will be vested in 50% of the shares of the Service-Based Restricted Stock.

Upon three (3) full years of Continuous Service measured from the Grant Date, You will be vested in an additional 25% (cumulatively 75%) of the shares of the Service-Based Restricted Stock.

Upon four (4) full years of Continuous Service measured from the Grant Date, You will be vested in the final 25% (cumulatively 100%) of the shares of the Service-Based Restricted Stock.

c) Termination of Continuous Service. If Your Continuous Service terminates for any reason other than Your death, Disability, or Qualified Retirement, the Company shall automatically reacquire, with no further action and for no additional consideration, and You shall be deemed to have waived and released any right or interest that You may then have in, all shares of Service-Based Restricted Stock that have not vested under the Restricted Stock Documentation as of the date of termination. If Your Continuous Service terminates due to Your death, Disability, or Qualified Retirement, all or a portion of Your unvested shares of Service-Based Restricted Stock may vest on the terms and conditions described in Section 5 of the Program. But to the extent that any shares of Service-Based Restricted Stock do not vest as described in Section 5 of the Program, the Company shall automatically reacquire, with no further action and for no additional consideration, and You shall be deemed to have waived and released any right or interest that You may then have in, those unvested shares of Service-Based Restricted Stock.

2. Additional Terms

a) Non-Transferability. Your Restricted Stock shall not be transferable other than by the laws of descent and distribution or pursuant to a qualified domestic relations order. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Your Restricted Stock during the time that it is restricted and the levy of any execution, attachment or similar process upon Restricted Stock while it is restricted shall be null and void and without effect.

b) Restricted Period. The Restricted Period for Restricted Stock under this Agreement and the related Restricted Stock Documentation will end once You have earned and become vested in the Restricted Stock. You expressly acknowledge, however, that applicable law and policies of the Company may impose other restrictions or limitations on Company Stock that you own or hold.

c) No Waiver. No waiver of any breach or condition of any of the Restricted Stock Documentation will effect a waiver of any subsequent or other breach or condition, whether similar or dissimilar. No failure to exercise or delay in exercising any right or remedy under any of the Restricted Stock Documentation will effect a waiver of that right or remedy. No single or partial exercise of any right or remedy under any of the Restricted Stock Documentation will preclude any other or further exercise of that right or remedy or any other right or remedy. Except as otherwise expressly provided, the rights and remedies under the Restricted Stock Documentation are cumulative and not exclusive or exhaustive.

d) No Employment Contract. Nothing in the Restricted Stock Documentation or the grant of any Restricted Stock shall confer on You any right to continue in the employ of the Company or any Affiliate or affect in any way the right of the Company or any Affiliate to terminate Your employment at any time. Except to the extent that the terms of any written employment contract between the Company and You may expressly provide otherwise, the Company and its Affiliates shall be under no obligation to continue Your employment for any period of specific duration and may terminate Your employment at any time, with or without cause, free from any liability or any claim under the Restricted Stock Documentation or otherwise.

e) Notices. Any notice to the Company under the Restricted Stock Documentation must be in writing and addressed to the Company in care of its Secretary at 1010 Grand Boulevard, Kansas City, Missouri 64106. Any notice to You under the Restricted Stock Documentation must be in writing and addressed to You at the address last known and on file with the Company. Notices must be delivered as follows (with notice deemed given as indicated): (i) by personal delivery, upon delivery; (ii) by nationally recognized express courier, upon delivery; (iii) by certified or registered mail, postage prepaid and return receipt requested, upon delivery; and (iv) by first-class U.S. mail, postage prepaid, three (3) calendar days following delivery to the United States Postal Service.

f) Construction. This Agreement and the Stock Award are made and granted pursuant to the Restricted Stock Documentation and are in all respects limited by and subject to the express terms and provisions of the Restricted Stock Documentation.

g) General. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

h) Binding on Successors. This Agreement is binding on the parties hereto, their heirs, and their respective successors and permitted assigns.

3. Acknowledgements

This Agreement constitutes both the Stock Award Agreement and the Restricted Stock Agreement applicable to the Restricted Stock granted herein. By accepting this Stock Award, You acknowledge receipt of, and understand and agree to the terms and conditions contained in, the Restricted Stock Documentation. Such acknowledgment and agreement by You will be deemed to have been given by Your electronic acknowledgment and acceptance of the Notification as provided for therein. You further accept as binding, conclusive, and final all decisions and interpretations of the Compensation Committee upon any questions or other matters arising under the Restricted Stock Documentation. You further acknowledge that, as of the Grant Date, the Restricted Stock Documentation set forth the entire understanding between You and the Company regarding the Stock Award and supersede all prior oral and written agreements on that subject with the exception of (a) Options and Restricted Stock previously granted and delivered to You under the Plan, (b) the UMB Financial Corporation 2002 Incentive Stock Option Plan, and (c) the following agreements only:

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Other Agreements: None

UMB FINANCIAL CORPORATION

BY:	/s/ J. Mariner Kemper
J. Mariner Kemper, Chairman & CEO

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